Jack Henry & Associates, Inc.	Kevin D. Williams
Press Release	Chief Financial Officer
(417) 235-6652

FOR IMMEDIATE RELEASE

Jack Henry & Associates, Inc. Reports Second Quarter Fiscal 2021 Results

•Year-to-date summary:
◦GAAP revenue increased 2% and operating income remained consistent for the six months ended December 31, 2020 compared to the prior-year period.
◦Non-GAAP adjusted revenue increased 4% and non-GAAP adjusted operating income increased 6% for the six months ended December 31, 2020 compared to the prior-year period.
◦GAAP EPS was $2.13 per diluted share for the six months ended December 31, 2020, compared to $2.10 in the prior-year period.
◦Cash at December 31, 2020 was $147.8 million, an increase of 104% compared to December 31, 2019.
◦Debt related to the revolving credit line and other lines of credit was zero at December 31, 2020 and 2019.

•Second quarter summary:
◦GAAP revenue increased 1% and operating income remained consistent for the quarter compared to the prior-year quarter.
◦Non-GAAP adjusted revenue increased 2% and non-GAAP adjusted operating income increased 4% for the quarter compared to the prior-year quarter.
◦GAAP EPS was $0.94 per diluted share for the quarter, compared to $0.94 in the prior-year quarter.

•Full-year fiscal 2021 guidance:
◦GAAP revenue $1,760 million to $1,770 million
◦GAAP EPS $3.85 to $3.90
◦Non-GAAP revenue $1,730 million to $1,740 million*

Monett, MO, February 8, 2021 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announces results for the second quarter of fiscal 2021 and discusses its continued response to the novel coronavirus (COVID-19) pandemic.
According to David Foss, President and CEO, “We are very pleased to report another solid quarter of revenue growth. We continue to see very strong demand for Jack Henry technology solutions in the markets we serve. Despite the ongoing impacts of the pandemic, our sales teams had a strong quarter and the sales pipeline is now very robust which bodes well for the remainder of our sales year."

GAAP Results for the Quarter and Year to Date
Revenue for the quarter ended December 31, 2020 increased to $422.4 million, which is 1% growth over the second quarter of fiscal 2020 and includes increased outsourcing and processing revenues, partially offset by a decrease in deconversion fee revenue. The overall growth in revenue for the quarter was more than offset by an increase in costs primarily related to our card processing platform and higher personnel costs partially offset by travel expense savings as a result of COVID-19 travel limitations (see “COVID-19 Impact and Response” section below) and a gain on disposal of assets, net, resulting in operating income of $93.6 million compared to $93.7 million in the second quarter of fiscal 2020. Net income remained consistent at $72.0 million, or $0.94 per diluted share, compared to the second quarter of fiscal 2020.
For the six months ended December 31, 2020, revenue increased to $874.2 million, which is 2% growth over the six months ended December 31, 2019 and includes increased outsourcing and processing revenues, partially offset by a decrease in deconversion fee revenue. The overall growth in revenue for the year-to-date period was more than offset by an increase in costs primarily related to our card processing platform and higher personnel costs partially offset by travel expense savings as a result of COVID-19 travel limitations, a gain on disposal of assets, net, and lower professional fees, resulting in operating income of $211.2 million compared to $211.9 million in the prior year-to-date period. Net income increased 1% to $163.2 million, or $2.13 per diluted share, compared to the six months ended December 31, 2019 due to the above factors and a decrease in effective tax rate from the prior fiscal year-to-date period.

JKHY Reports Second Quarter Fiscal 2021 Results
February 8, 2021

Non-GAAP Results for the Quarter and Year to Date
For the quarter ended December 31, 2020, non-GAAP adjusted revenue increased 2% to $420.2 million due to the above factors, excluding the effect of the change in deconversion fees and revenue in the prior year second quarter from our current year second quarter divestiture. Non-GAAP adjusted operating income increased 4% to $89.7 million, compared to the prior fiscal year quarter due to the above factors, excluding the effect of the change in deconversion fees and related costs, the gain on disposal of assets, net, and operating income in the prior year second quarter from our current fiscal year second quarter divestiture (see Non-GAAP Impact of Deconversion Fees, Gain on Disposal of Assets, and Operating Income from Divestitures on page 4).
For the six months ended December 31, 2020, non-GAAP adjusted revenue increased 4% to $866.1 million due to the above factors, excluding the effect of the change in deconversion fees and revenue in the prior year-to-date period from our current year-to-date period divestiture. Non-GAAP adjusted operating income increased 6% to $202.0 million compared to the six months ended December 31, 2019 due to the above factors, excluding the effect of the change in deconversion fees and related costs, the gain on disposal of assets, net, and operating income in the prior year-to-date period from our current fiscal year-to-date period divestiture (see Non-GAAP Impact of Deconversion Fees, Gain on Disposal of Assets, and Operating Income from Divestitures on page 4).
Operating Results
Revenue, operating expenses, operating income, and net income for the three and six months ended December 31, 2020, as compared to the three and six months ended December 31, 2019, were as follows:

Revenue (Unaudited)
(In Thousands)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2020	2019		2020	2019
Revenue
Services and Support	$250,873	$255,204	(2)%	$531,870	$534,012	—%
Percentage of Total Revenue	59%	61%		61%	62%
Processing	171,488	163,915	5%	342,291	323,112	6%
Percentage of Total Revenue	41%	39%		39%	38%
Total Revenue	$422,361	$419,119	1%	$874,161	$857,124	2%

•Total revenue increased 1% for the second quarter of fiscal 2021 compared to the same quarter last fiscal year primarily due to an increase in processing revenue partially offset by a decrease in services and support revenue. The increase in processing revenue for the second quarter of fiscal 2021 was primarily driven by increased Jack Henry digital and remittance revenue due to expanding volumes, quarter over quarter. The decrease in services and support revenue was primarily due to the decrease in deconversion fee revenue, quarter over quarter, partially offset by growth in data processing and hosting fees for the fiscal quarter. Deconversion fee revenue decreased $5.6 million compared to the second quarter of fiscal 2020. Excluding deconversion fee revenue from both the current and prior fiscal year quarter and revenue from divestitures from the prior fiscal year quarter, revenue increased 2% for the second quarter of fiscal 2021 compared to the same quarter of fiscal 2020.
•Total revenue increased 2% for the six months ended December 31, 2020 compared to the same period last fiscal year primarily due to an increase in processing revenue partially offset by a decrease in services and support revenue. The increase in processing revenue for the six months ended December 31, 2020 was primarily driven by increased card processing and Jack Henry digital revenue due to expanding volumes, period over period. The decrease in services and support revenue was primarily due to the decrease in deconversion fee revenue, period over period, partially offset by growth in data processing and hosting fees and software usage fees for the fiscal year-to-date period. Deconversion fee revenue decreased $14.6 million compared to the six months ended December 31, 2019. Excluding deconversion fee revenue from both the current and prior fiscal year-to-date periods and revenue from divestitures from the prior fiscal year-to-date period, revenue increased 4% for the six months ended December 31, 2020 compared to the same period of fiscal 2020.
•For the second quarter of fiscal 2021, core segment revenue increased 1% to $134.9 million compared to $133.5 million in the second quarter of fiscal 2020. Payments segment revenue increased 2% to $155.2 million, from $152.0 million in the same quarter last fiscal year. Revenue from the complementary segment increased 3% to $121.4 million in the second quarter of fiscal 2021 from $118.3 million in the same quarter of fiscal 2020. Revenue in the corporate and other segment decreased to $10.8 million, from $15.2 million in the second quarter of fiscal 2020.
•For the six months ended December 31, 2020, revenue in the core segment increased 1% to $288.1 million, compared to $284.8 million for the six months ended December 31, 2019. Payments segment revenue increased 3% to $311.9 million from $301.8 million in the prior year-to-date period. Complementary segment revenue increased 5% to $251.8 million, up

JKHY Reports Second Quarter Fiscal 2021 Results
February 8, 2021

from $240.2 million in the prior year-to-date period. Revenue in the corporate and other segment decreased to $22.4 million for the six months ended December 31, 2020 from $30.4 million for the six months ended December 31, 2019.

Operating Expenses and Operating Income

(Unaudited, In Thousands)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2020	2019		2020	2019
Cost of Revenue	$257,782	$249,267	3%	$520,711	$495,058	5%
Percentage of Total Revenue	61%	59%		60%	58%
Research and Development	26,780	27,187	(1)%	52,837	51,778	2%
Percentage of Total Revenue	6%	6%		6%	6%
Selling, General, and Administrative	44,167	48,961	(10)%	89,393	98,396	(9)%
Percentage of Total Revenue	10%	12%		10%	11%
Total Operating Expenses	328,729	325,415	1%	662,941	645,232	3%
Operating Income	$93,632	$93,704	—%	$211,220	$211,892	—%
Operating Margin	22%	22%		24%	25%

•Cost of revenue increased 3% for the second quarter of fiscal 2021 compared to the second quarter of fiscal 2020 and increased 2% as a percentage of revenue. The increase was primarily due to higher costs associated with our card processing platform and higher personnel costs related to organic growth within our product lines partially offset by travel expense savings as a result of COVID-19 travel limitations (see “COVID-19 Impact and Response” section below) and a decrease in cost of hardware.
•For the six months ended December 31, 2020, cost of revenue increased 5% compared to the equivalent period of the prior fiscal year and increased 2% as a percentage of revenue. Excluding costs related to deconversions from both fiscal year-to-date periods and costs related to the divestiture from the prior fiscal year-to-date period, cost of revenue increased 6%. This increase was primarily due to higher costs associated with our card processing platform and higher personnel costs partially offset by travel expense savings as a result of COVID-19 travel limitations (see “COVID-19 Impact and Response” section below).
•Research and development expense decreased 1% for the second quarter and increased 2% for the year-to-date period of fiscal 2021 compared to the same quarter and year-to-date period in the prior fiscal year. The year-to-date increase reflected our focused continuing commitment to the development of strategic products. Research and development expense for the current quarter and year-to-date fiscal periods remained consistent as a percentage of total revenue compared to the prior quarter and year-to-date fiscal periods.
•Selling, general, and administrative expense decreased 10% for the second quarter of fiscal 2021 compared to the same quarter the prior fiscal year. Selling, general, and administrative expense decreased 9% for the year-to-date period of fiscal 2021 compared to the same year-to-date period in the prior fiscal year. Personnel cost increases for the fiscal quarter and year-to-date periods were more than offset by travel expense and other savings as a result of COVID-19 travel limitations and a gain on disposal of assets, net. For the quarter, COVID-19 related savings included our Jack Henry Annual Conference ("JAC") being held virtually. For the year-to-date period, COVID-19 related savings included our national sales meeting, JAC, and Symitar Education Conference being held virtually (see “COVID-19 Impact and Response” section below). Selling, general, and administrative expense for the quarter decreased 2% as a percentage of total revenue compared to the prior fiscal year quarter. Selling, general, and administrative expense for the fiscal year-to-date period decreased 1% as a percentage of total revenue compared to the prior fiscal year-to-date period. Excluding costs related to deconversions and divestitures and the gain on disposal of assets, net, from both the current and prior year fiscal quarters and year-to-date periods, selling, general, and administrative expense decreased 5% and 7% for the respective fiscal quarter and fiscal year-to-date period comparisons.
•For the second quarter of fiscal 2021, operating income was $93.6 million compared to $93.7 million for the same quarter in the prior fiscal year and remained consistent at 22% of revenue. For the fiscal 2021 year-to-date period, operating income was $211.2 million, which was 24% of revenue, compared to operating income for the prior fiscal year-to-date period of $211.9 million, which was 25% of revenue.

JKHY Reports Second Quarter Fiscal 2021 Results
February 8, 2021

Net Income

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2020	2019		2020	2019
Income Before Income Taxes	$93,567	$93,894	—%	$211,105	$212,433	(1)%
Provision for Income Taxes	21,585	21,796	(1)%	47,907	50,965	(6)%
Net Income	$71,982	$72,098	—%	$163,198	$161,468	1%
Diluted earnings per share	$0.94	$0.94	1%	$2.13	$2.10	2%

•Provision for income taxes decreased in the second quarter of fiscal 2021 compared to the second quarter of fiscal 2020, with an effective tax rate of 23.1% of income before income taxes, compared to 23.2% in the prior fiscal year quarter.
•For the six months ended December 31, 2020, provision for income taxes decreased, with an effective tax rate at 22.7% of income before income taxes, compared to 24.0% for the same period last fiscal year. The decrease in the Company's tax rate was primarily due to the difference in impact of share-based compensation that vested during each of the periods.
According to Kevin Williams, CFO and Treasurer, “Revenue from our private cloud, card processing and digital offerings continue to grow nicely compared to the prior year. Revenue headwinds in our services and support line of revenue are primarily due to the significant decreases in deconversion fees, hardware revenue due to the continued shift of our existing customers moving to our private cloud, and pass through revenue related to billable travel and moving our Banking and ProfitStars Education Conference to a virtual event this year compared to the prior year. Operating margins were in line with expectations for all the operating segments with continued headwinds on the payments segment as we remain on schedule of the migration to the new processing platform. I would like to thank all of our associates for their hard work to continue providing the highest level of care and support for our customers in these unprecedented times.”

Non-GAAP Impact of Deconversion Fees, Gain on Disposal of Assets, and Operating Income from Divestitures
The table below shows our revenue and operating income (in thousands) for the three and six months ended December 31, 2020 compared to the three and six months ended December 31, 2019, excluding the impacts of deconversion fees, the gain on disposal of assets, net, and operating income from divestitures.

(Unaudited, In Thousands)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2020	2019		2020	2019

Reported Revenue (GAAP)	$422,361	$419,119	1%	$874,161	$857,124	2%

Adjustments:
Deconversion fees	(2,155)	(7,717)		(8,037)	(22,603)
Revenue from Divestitures	—	(1,168)		—	(1,168)

Non-GAAP Adjusted Revenue	$420,206	$410,234	2%	$866,124	$833,353	4%

Reported Operating Income (GAAP)	$93,632	$93,704	—%	$211,220	$211,892	—%

Adjustments:
Deconversion fees	(1,919)	(6,800)		(7,138)	(20,449)
Operating income from divestitures	—	(277)		—	(277)
Gain on disposal of assets, net	(2,040)	—		(2,040)	—

Non-GAAP Adjusted Operating Income	$89,673	$86,627	4%	$202,042	$191,166	6%

JKHY Reports Second Quarter Fiscal 2021 Results
February 8, 2021

The tables below show the segment break-out of revenue and cost of revenue for each period presented, as adjusted for the items above, and include a reconciliation to non-GAAP adjusted operating income presented above.

(Unaudited, In Thousands)	Three Months Ended December 31, 2020
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$134,948	$155,182	$121,408	$10,823	$422,361
Deconversion Fees	(882)	(674)	(509)	(90)	(2,155)
Non-GAAP Adjusted Revenue	134,066	154,508	120,899	10,733	420,206

Cost of Revenue	58,519	86,455	52,407	60,401	257,782
Non-GAAP Adjustments	(108)	(24)	(73)	(8)	(213)
Non-GAAP Adjusted Cost of Revenue	58,411	86,431	52,334	60,393	257,569
Non- GAAP Adjusted Segment Income	$75,655	$68,077	$68,565	$(49,660)

Research and Development					26,780
Selling, General, and Administrative					44,167
Other Non-GAAP Adjustments					2,017
Non-GAAP Total Adjusted Operating Expenses					330,533
Non-GAAP Adjusted Operating Income					$89,673

(Unaudited, In Thousands)	Three Months Ended December 31, 2019
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$133,523	$152,045	$118,329	$15,222	$419,119
Deconversion Fees	(3,516)	(2,066)	(2,100)	(35)	(7,717)
Revenue from divestitures	(1,168)	—	—	—	(1,168)
Non-GAAP Adjusted Revenue	128,839	149,979	116,229	15,187	410,234

Cost of Revenue	58,377	79,266	50,885	60,739	249,267
Non-GAAP Adjustments	(1,097)	(56)	(257)	(4)	(1,414)
Non-GAAP Adjusted Cost of Revenue	57,280	79,210	50,628	60,735	247,853
Non- GAAP Adjusted Segment Income	$71,559	$70,769	$65,601	$(45,548)

Research and Development					27,187
Selling, General, and Administrative					48,961
Other Non-GAAP Adjustments					(394)
Non-GAAP Total Adjusted Operating Expenses					323,607
Non-GAAP Adjusted Operating Income					$86,627

JKHY Reports Second Quarter Fiscal 2021 Results
February 8, 2021

(Unaudited, In Thousands)	Six Months Ended December 31, 2020
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$288,103	$311,915	$251,762	$22,381	$874,161
Deconversion Fees	(2,934)	(2,521)	(2,509)	(73)	(8,037)
Non-GAAP Adjusted Revenue	285,169	309,394	249,253	22,308	866,124

Cost of Revenue	122,410	172,783	104,431	121,087	520,711
Non-GAAP Adjustments	(265)	(85)	(253)	(46)	(649)
Non-GAAP Adjusted Cost of Revenue	122,145	172,698	104,178	121,041	520,062
Non- GAAP Adjusted Segment Income	$163,024	$136,696	$145,075	$(98,733)

Research and Development					52,837
Selling, General, and Administrative					89,393
Other Non-GAAP Adjustments					1,790
Non-GAAP Total Adjusted Operating Expenses					664,082
Non-GAAP Adjusted Operating Income					$202,042

(Unaudited, In Thousands)	Six Months Ended December 31, 2019
	Core	Payments	Complementary	Corporate and Other	Total
Revenue	$284,790	$301,791	$240,154	$30,389	$857,124
Deconversion Fees	(10,615)	(7,036)	(4,902)	(50)	(22,603)
Revenue from divestitures	(1,168)	—	—	—	(1,168)
Non-GAAP Adjusted Revenue	273,007	294,755	235,252	30,339	833,353

Cost of Revenue	118,999	155,890	100,242	119,927	495,058
Non-GAAP Adjustments	(1,839)	(154)	(652)	(6)	(2,651)
Non-GAAP Adjusted Cost of Revenue	117,160	155,736	99,590	119,921	492,407
Non- GAAP Adjusted Segment Income	$155,847	$139,019	$135,662	$(89,582)

Research and Development					51,778
Selling, General, and Administrative					98,396
Other Non-GAAP Adjustments					(394)
Non-GAAP Total Adjusted Operating Expenses					642,187
Non-GAAP Adjusted Operating Income					$191,166

JKHY Reports Second Quarter Fiscal 2021 Results
February 8, 2021

Balance Sheet and Cash Flow Review
•At December 31, 2020, cash and cash equivalents increased to $147.8 million from $72.5 million at December 31, 2019.
•Trade receivables totaled $212.9 million at December 31, 2020 compared to $204.7 million at December 31, 2019.
•The Company had no borrowings at December 31, 2020 and December 31, 2019.
•Total deferred revenue decreased to $262.9 million at December 31, 2020, compared to $277.0 million a year ago.
•Stockholders' equity increased to $1,545.2 million at December 31, 2020, compared to $1,486.7 million a year ago.

Cash provided by operations totaled $194.0 million for the six months ended December 31, 2020 compared to $215.0 million for the same period last fiscal year. The following table summarizes net cash from operating activities:

(Unaudited, In Thousands)	Six Months Ended December 31,
	2020	2019
Net income	$163,198	$161,468
Depreciation	26,652	25,364
Amortization	61,164	58,873
Change in deferred income taxes	8,651	4,134
Other non-cash expenses	7,733	6,895
Change in receivables	87,518	106,782
Change in deferred revenue	(126,134)	(117,489)
Change in other assets and liabilities	(34,798)	(31,014)
Net cash provided by operating activities	$193,984	$215,013

Cash used in investing activities for the six months ended December 31, 2020 totaled $82.5 million, compared to $125.4 million for the same period last fiscal year and included the following:

(Unaudited, In Thousands)	Six Months Ended December 31,
	2020	2019
Payment for acquisitions, net of cash acquired	$—	$(30,376)
Capital expenditures	(9,543)	(30,758)
Proceeds from dispositions	6,157	326
Purchased software	(4,254)	(5,551)
Computer software developed	(62,804)	(57,886)
Purchase of investments	(12,100)	(1,150)
Net cash from investing activities	$(82,544)	$(125,395)
•On July 1, 2019, the Company acquired all of the equity interest of Geezeo for $30,376, net of cash acquired. Geezeo is a Boston-based provider of retail and business digital financial management solutions.
Financing activities used cash of $177.0 million in the six months ended December 31, 2020 and $110.7 million in the same period last fiscal year and included the following:

(Unaudited, In Thousands)	Six Months Ended December 31,
	2020	2019
Repayments on financing leases	(57)	—
Purchase of treasury stock	(109,899)	(51,210)
Dividends paid	(65,516)	(61,502)
Net cash from issuance of stock and tax related to stock-based compensation	(1,551)	1,979
Net cash from financing activities	$(177,023)	$(110,733)

JKHY Reports Second Quarter Fiscal 2021 Results
February 8, 2021

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP include the standards, conventions, and rules accountants follow in recording and summarizing transactions in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures, including adjusted revenue, adjusted operating income, adjusted segment income, adjusted cost of revenue, and adjusted operating expenses.
We believe non-GAAP financial measures help investors better understand the underlying fundamentals and true operations of our business. The non-GAAP financial measures presented eliminate one-time deconversion fees, contributions in the prior year of current year divestitures, and gain on disposal of assets, net, all of which management believes are not indicative of the Company's operating performance. Such adjustments give investors further insight into our performance. For these reasons, management also uses these non-GAAP financial measures in its assessment and management of the Company's performance.
Any non-GAAP financial measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Reconciliations of the non-GAAP financial measures to related GAAP measures are included.
*Revenue from deconversion fees and divestitures are the main components of reconciling fiscal year 2021 GAAP to non-GAAP guidance.
COVID-19 Impact and Response
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic and the President of the United States declared the outbreak as a national emergency. As COVID-19 has rapidly spread, federal, state and local governments have responded by imposing varying degrees of restrictions, including widespread “stay-at-home” orders, social distancing requirements, travel limitations, quarantines, and forced closures or limitations on operations of non-essential businesses. Such restrictions have resulted in significant economic disruptions and uncertainty.
The health, safety, and well-being of our employees and customers is of paramount importance to us. In March 2020, we established an internal task force composed of executive officers and other members of management to frequently assess updates to the COVID-19 situation and recommend Company actions. We offered remote working as a recommended option to employees whose job duties allow them to work off-site. This recommended remote working option is currently extended until at least July 1, 2021, and our internal task force will continue to evaluate recommending further extensions. Based on guidance from the U.S. Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency, the Company was designated as essential critical infrastructure because of our support of the financial services industry. As of February 1, 2021, the majority of our employees were continuing to work remotely. Our internal task force considers federal, state and local guidance, as well as employee-specific and facility-specific factors, when recommending Company actions. At such time that our internal task force recommends that our remote employees begin to return to our facilities, we have prepared procedures to assist with a safe, gradual and deliberate approach, including a return-to-office training, enhanced sanitation procedures and face mask requirements, which are currently being utilized by our employees who are required to be on-site to perform their required job functions.
We have suspended all non-essential business travel until at least July 1, 2021, and our internal task force will continue to evaluate the need for further extensions. We have put additional safety precautions into place for travel that is essential. We have also updated the health benefits available to our employees by waiving out-of-pocket expenses related to testing and treatment of COVID-19. Despite the move to a principally remote workforce, we honored our 2020 summer internship program through virtual methods.
Customers
We are working closely with our customers who are scheduled for on-site visits to ensure their needs are met while taking necessary safety precautions when our employees are required to be at a customer site. Delays of customer system installations due to COVID-19 have been limited, and we have developed processes to handle remote installations when available. We expect these processes to provide flexibility and value both during and after the COVID-19 pandemic. However, we have experienced delays related to continuing customer migrations to our new card processing platform. We completed the migrations of our core customers and are on track for the revised schedule for non-core customers by March 31, 2021. We continue to work with our customers to support them during this difficult time, and, to that end, have waived certain late fees in connection with our products and services. We have also enhanced our lending service offerings to support the Paycheck Protection Program (PPP) that was introduced by the Coronavirus Aid, Relief, and Economic Security (CARES) Act, which was signed into law on March 27, 2020. Even though a substantial portion of our workforce has worked remotely during the outbreak and business travel has been curtailed, we have not yet experienced significant disruption to our operations. We believe our technological capabilities are well positioned to allow our employees to work remotely for the foreseeable future without materially impacting our business.
Financial impact
We have seen delays in certain product installations due to COVID-19 with the associated revenue pushed from the current period to future periods. These headwinds may continue to impact our license, hardware, installation and pass-through revenues throughout fiscal 2021. Despite the changes and restrictions caused by COVID-19, the overall financial and operational impact on our business has been limited and our liquidity, balance sheet, and business trends remain strong. We experienced positive operating cash flows during the first six months of fiscal 2021, and we do not expect that to change in the near term. However,

JKHY Reports Second Quarter Fiscal 2021 Results
February 8, 2021

we are unable to accurately predict the future impact of COVID-19 due to a number of uncertainties, including further government actions; the duration, severity and recurrence of the outbreak; the speed and effectiveness of vaccine and treatment developments; the speed of economic recovery; the potential impact to our customers, vendors, and employees; and how the potential impact might affect future customer services, processing and installation-related revenue, and processes and efficiencies within the Company directly or indirectly impacting financial results. We will continue to monitor COVID-19 and its possible impact on the Company and to take steps necessary to protect the health and safety of our employees and customers.

Quarterly Conference Call
The Company will hold a conference call on February 9, 2021; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
About Jack Henry & Associates, Inc.®
Jack Henry (NASDAQ: JKHY) is a leading provider of technology solutions primarily for the financial services industry. We are an S&P 500 company that serves approximately 8,500 clients nationwide through three divisions: Jack Henry Banking® supports banks ranging from community banks to multi-billion-dollar institutions; Symitar® provides industry-leading solutions to credit unions of all sizes; and ProfitStars® offers highly specialized solutions to financial institutions of every asset size, as well as diverse corporate entities outside of the financial services industry. With a heritage that has been dedicated to openness, partnership, and user centricity for more than 40 years, we are well-positioned as a driving market force in future-ready digital solutions and payment processing services. We empower our clients and consumers with the human-centered, tech-forward, and insights-driven solutions that will get them where they want to go. Are you future ready? Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, those discussed in the Company's Securities and Exchange Commission filings, including the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading "Risk Factors." Any forward-looking statement made in this news release speaks only as of the date of the news release, and the Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether because of new information, future events or otherwise.

For More Information:

Media Contact:	Analyst Contact:
Barbara Miller	Vance Sherard, CFA
Corporate Communications	Investor Relations
Jack Henry & Associates, Inc.	Jack Henry & Associates, Inc.
470-306-9043	417-235-6652
BAMiller@jackhenry.com	VSherard@jackhenry.com

JKHY Reports Second Quarter Fiscal 2021 Results
February 8, 2021

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change
	2020	2019		2020	2019

REVENUE	$422,361	$419,119	1%	$874,161	$857,124	2%

EXPENSES
Cost of Revenue	257,782	249,267	3%	520,711	495,058	5%
Research and Development	26,780	27,187	(1)%	52,837	51,778	2%
Selling, General, and Administrative	44,167	48,961	(10)%	89,393	98,396	(9)%
Total Expenses	328,729	325,415	1%	662,941	645,232	3%

OPERATING INCOME	93,632	93,704	—%	211,220	211,892	—%

INTEREST INCOME (EXPENSE)
Interest income	52	346	(85)%	120	853	(86)%
Interest expense	(117)	(156)	(25)%	(235)	(312)	(25)%
Total	(65)	190	(134)%	(115)	541	(121)%

INCOME BEFORE INCOME TAXES	93,567	93,894	—%	211,105	212,433	(1)%

PROVISION FOR INCOME TAXES	21,585	21,796	(1)%	47,907	50,965	(6)%

NET INCOME	$71,982	$72,098	—%	$163,198	$161,468	1%

Diluted net income per share	$0.94	$0.94		$2.13	$2.10
Diluted weighted average shares outstanding	76,280	76,935		76,496	77,001

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				December 31,		% Change
				2020	2019
Cash and cash equivalents				$147,762	$72,513	104%
Receivables				212,934	204,703	4%
Total assets				2,286,709	2,187,439	5%

Accounts payable and accrued expenses				$157,447	$127,053	24%
Current and long-term debt				266	—	N/A
Deferred revenue				262,883	277,004	(5)%
Stockholders' equity				1,545,179	1,486,746	4%